Exhibit 99.2

This transcript is provided by Bonanza Creek Energy, Inc. only for reference purposes. Information presented was current only as of the date of the conference call and may have subsequently changed materially. Bonanza Creek Energy, Inc. does not update or delete outdated information contained in this transcript and disclaims any obligation to do so.

Operator

Good day, ladies and gentlemen, and welcome to the Q4 2017 Bonanza Creek Energy Inc. Earnings Conference Call. [Operator Instructions] And as a reminder, this conference call is being recorded.

I would now like to introduce your host for today’s conference, Mr. James Edwards, Director of Investor Relations. Sir, you may begin.

James R. Edwards

Director of Investor Relations

Thank you, Sandra. Good morning, everyone, and welcome to Bonanza Creek’s Fourth Quarter 2017 Earnings Conference Call and Webcast.

On the call this morning, I’m joined by Seth Bullock, Interim CEO; Dean Tinsley, Senior Vice President of Operations and Engineering; and Scott Fenoglio, Senior Vice President of Finance and Planning and Principal Financial Officer.

Yesterday evening, we issued our earnings press release, posted a new investor presentation and have filed our 10-K with the SEC. All of which can be accessed on the Investor Relations section of our website.

Some of the slides in the investor presentation will be referenced this morning during our prepared remarks.

Please be aware that our remarks will include forward-looking statements that are subject to many risks and uncertainties that could cause actual results to differ materially from the projections in these forward-looking statements.

You should read our full disclosures as described in our 10-K, 10-Q and other SEC filings.

Also, during this call, we will refer to certain non-GAAP financial measures, because we believe they are a good metric to use when evaluating performance. Reconciliations of these measures to the most directly comparable GAAP measures are contained in our earnings release.

We’ll start the call with prepared remarks and provide time at the end for a Q&A during this 1-hour call.

Now it’s my pleasure this morning to introduce Seth Bullock, Interim CEO. Seth?

R. Seth Bullock

Interim Chief Executive Officer

Thanks, James. Good morning, everyone, and thank you for joining us for our fourth quarter earnings call.

This morning, Dean Tinsley, our SVP of operations, will go through some of our key operational successes over the last quarter and year.

And Scott Fenoglio, our SVP of Finance, will walk through some of our fourth quarter and year-end financial results.

Before handing the call over to Dean and Scott for their remarks, I will quickly summarize our successes.

In short, 2017 was a transformational year for Bonanza Creek.

The company emerged debt free from Chapter 11, seated a new board, began the process of implementing enhanced completion techniques, executed 2 midstream agreements that helped alleviate high line pressures, significantly lowered its cost structure and fostered a returns-based culture, all while maintaining an industry-leading safety record.

Further, we believe 2018 will be just as transformational as we accelerate our knowledge and use of enhanced completion techniques, including slick-water and continue to develop our French Lake opportunity.

Most importantly, the combination of our lower cost structure and enhanced production from our new wells has resulted in significantly improved project and corporate returns that has allowed us to add a second rig midyear this year.

The result of these efforts is that we anticipate growing Rockies’ production 20% in 2018 and greater than 50% in 2019, all while creating lower per unit operating expenses and maintaining our leverage at low levels.

Before handing the call to Dean, I know many of our investors are interested in hearing an update regarding the CEO search and strategic alternatives process.

Given the nature of these items, we will not be answering any questions or providing any additional color regarding these matters.

With that, I’ll turn the call to Dean for his operational update. Dean?

Dean Tinsley

Vice President of Rocky Mountain Asset Management

Thank you, Seth. Good morning, everyone, and thank you for joining us this morning.

In my prepared remarks, I would like to touch on our recent well results, which are laid out in the March Investor Presentation.

Before I do that, however, I would like to briefly reiterate information conveyed in our January press release.

As you know, we commenced drilling and completion operations in July of 2017 after a pause of almost 1.5 years.

Since then, we have set new company records on SRL drilling times, XRL drilling times and completions operations efficiency.

So in less than 6 months and after a successful realignment of our organization, we are drilling and completing wells faster than at any time in the company’s history.

This operational efficiency, combined with the improving well performance, that I will discuss shortly, should generate significantly improved well returns throughout the company’s position.

I am very pleased and proud of our operations and technical teams for achieving dramatic improvements in such a short amount of time.

Next, I will quickly discuss our 2017 year-end proved reserves, which grew nicely, given that our drilling and completion program didn’t start until the second half of the year.

Our proved reserves at year-end 2017 were reported at 102 million barrels of oil equivalent, up 13% from the prior year.

Our all-in reserve replacement percentage was 202%, excluding additions due to commodity pricing.

And our all-in finding and development costs were $7.46 per BOE.

The increase in proved reserves was partially a result of a 20% uplift in expected performance across the majority of our proved undeveloped locations.

This uplift is attributable to improved performance from enhanced completion designs.

The year-end PV-10 of our proved reserves was just under $600 million, using an SEC price deck of $51 WTI.

Next, I would like to touch on the results of our enhanced completion wells.

Our most recent completions on what we call our J21 and T21 pads included 3 XRLs and 2 SRLs.

These 5 wells were completed in November of 2017.

On Slide 16 of the Investor Presentation, you can see that the 2 new well — SRL wells are performing at or above expectations.

I caution that these results are still early but we are very pleased with what we are seeing so far.

Subject to the same caution, the most encouraging result is the — from the slick-water test.

This completion utilized 60 barrels of fluid per horizontal foot, approximately twice the fluid per foot compared to the other wells on these pads.

Performance from this well is impressive with cumulative production of nearly 50,000 BOE after 124 days.

In fact, as shown on Slide 17, this well is significantly outperforming the company’s west type curve and even tracking above the company’s North Platte 44-13 pad.

Recall that the North Platte 44-13 pad, the company’s first enhanced completion trial exceeded our expectations and is generally located within more favorable reservoir quality than the J21 and T21 pads.

So we are encouraged by these results and will be performing additional slick-water results in the first half of the year.

With our first 3 pads in 2018, utilizing slick-water on some or all of the wells on each pad.

These tests should provide ample data to confirm the slick-water results across our acreage position.

Regarding the 3 recently completed XRLs, we are not releasing additional information on those at this time.

Given the enhanced recovery choke management program that we are using, it takes much longer for these XRL wells to clean up and reach peak production and thus allow us to truly assess the ultimate performance of these wells.

Our technical and operational teams continue to gain knowledge and optimize the numerous variables that impact the well performance.

We are very encouraged by all of our new well results and will provide additional details as more data is gathered.

More recently, the company turned online its F26 pad, encompassing 8-SRL wells that utilize a completion design of approximately GBP 2,000 of proppant per foot.

We also recently turned online our first French Lake delineation well.

The company is currently drilling a pad of 4-XRL wells on its eastern acreage and is also completing its remaining 7 French Lake wells.

These 7 French Lake wells are expected to be turned online by the end of the second quarter.

In summary, we are pleased with the strides that we have made in improving well returns through record-setting operational efficiency and improved performance from enhanced completion designs.

We are successfully executing the development program that was outlined in our January press release and look forward to sharing additional well information as the program progresses.

With that, I’ll now turn the call over to Scott for his financial remarks.

Scott A. Fenoglio

Principal Financial Officer and Senior Vice President of Finance & Planning

Thank you, Dean, and good morning, everyone.

We are very pleased with the results for 2017, a year in which we emerged from bankruptcy and restarted drilling and completion activity.

We exited the year with no outstanding debt and cash on our balance sheet.

Actual results were within guided ranges for capital and operating expenses and exceeded our revised volume guidance.

Adjusted EBITDAX for the year was $88.2 million.

In January, we released our 2018 guidance, which laid out a program that will drive significant growth late this year and into 2019, while maintaining a low debt to EBITDAX ratio.

In our $50 WTI price case, we see our leverage peeking into 2019 at around 1 turn of trailing 12-month EBITDAX and have line of sight deposit of free cash flow in the fourth quarter of 2019.

This is a testament to our significantly decreased cost structure and improving well results.

We recently amended our credit facility to allow for a larger hedging program.

We added some 2018 oil hedges since our January release and an updated summary of our hedged position can be found in the appendix of our March investor presentation.

After layering on these hedges, we have a little more than 30% of our total company production hedged for 2018 and we’ll be targeting hedges on 50% to 75% of our oil forecast over the next 12 to 18 months.

Finally, during the second quarter, we’ll be going through our first bank redetermination since emerging from bankruptcy and hope to have results from that redetermination in the May timeframe. With that, I’ll return the call to the operator to begin the Q&A session.

Question and Answer

Operator

[Operator Instructions] And our first question comes from the line of David Epstein with Cowen.

David Michael Epstein

Cowen and Company, LLC, Research Division

In your 10-K, it mentioned that you guys were going to put a second rig to work in 2018, the point being that that was decided during 2018. How much would that have impacted your puds and your PV-10 if you had factored that into the reserve report, if you guys have run those numbers?

Dean Tinsley

Vice President of Rocky Mountain Asset Management

David, this is Dean. You’re correct. We assumed — we did not assume that second rig, in ‘18, in our reserves report. I don’t — we don’t know exactly what the effect of that would have on the reserves but we would — we can only assume that it would be positive because we would be bringing more wells online by the end of the year versus what was modeled. So it would generally be a positive uplift.

David Michael Epstein

Cowen and Company, LLC, Research Division

Great. And then on your Antelope, the T34-P31 (sic) [ Antelope T34-P31 ], can you talk a little bit more about what you expect, sort of the EUR, to be over time. You show the graph and what’s it doing after 116 days but what would you expect the — would the outperformance glow or not over a longer period?

Dean Tinsley

Vice President of Rocky Mountain Asset Management

Yes, David, this is Dean again. It’s really early. We only have 120 days or so of production. We’ll continue to watch it and continue to tweak and optimize it as we go. We’re hoping that it remains above that blue curve over time and we think it will, but again, it’s early and we’ll continue to watch it.

David Michael Epstein

Cowen and Company, LLC, Research Division

Can I ask like how much extra cost there was in that extra sand loading versus a well that didn’t have that?

Dean Tinsley

Vice President of Rocky Mountain Asset Management

Yes, David, we built that into our well cost numbers in our 2018 guidance. So we factored in that additional sand on our well cost.

Operator

[Operator Instructions] And I’m showing no further questions at this time.

R. Seth Bullock

Interim Chief Executive Officer

Okay. Thank you, Sandra and thank you again for joining our call this morning.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This does conclude the program, and you may all disconnect. Everyone, have a great day.